Exhibit 10.40

CONSULTING CONTRACT

This Agreement (the "Agreement") is made as of April 1, 2005 by and between Javelin Advisory Group, Inc. ("Consultant”) and Unico, Incorporated, (the "Company") in the following factual context:

WHEREAS, the Company is desirous of the services of Consultant by entering into this Agreement and Consultant agrees to perform services on behalf of the Company in accordance with the terms and conditions set forth herein,

NOW, THEREFORE, the parties agree as follows:

1.      Services.  During the term of this Agreement, Consultant agrees to provide the following services:

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Consultant will process all accounting functions of the Company and its subsidiaries.

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Consultant will prepare, on a monthly basis, the financial statements of the Company and its subsidiaries.

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Consultant will prepare, on a quarterly basis, the financial filings for the Company (10-Q, 10-K).

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Consultant will arrange, coordinate, and manage the quarterly review and annual audit process with the CPA firm.

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Consultant will maintain the corporate records including minute books, and draft all minutes and resolutions of the Company.

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Consultant will handle all stock sales and capital raising transactions for the Company.  This will include preparing and processing board resolutions, stock purchase agreements, issuing stock certificates and coordinating with the transfer agent.

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Consultant will prepare and maintain all investment company corporate governance. This will include preparation and maintenance of the compliance handbook that addresses all aspects BDC governance.  This involves keeping track of the investments in portfolio companies, tracking issuances of Regulation E stock, maintaining adequate custody of securities, obtaining investment committee approval on transactions, etc.

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Consultant will prepare and file all necessary documents to maintain the Company’s ability to issue Regulation E stock. This includes preparing the N-54, Form 1-E and Offering Circular, and Form 2-E on a bi-annual basis.  Consultant will continue to prepare additional documents to amend the Offering Circular as needed, and prepare subsequent-year filings.

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Consultant will process all Edgarization of the Company’s filings with the SEC.

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Consultant will prepare and file all Form 8-K’s, as necessary, in addition to other SEC filings as they come up. Consultant will advise on, and assist with the negotiation of, all subsequent portfolio investments.

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Consultant will coordinate and manage the eventual listing of the Company on a national exchange.

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Consultant will prepare the Company’s quarterly investment valuation analysis for the auditors.

Certain services are specifically excluded from the scope of this Agreement.  While the Consultant will coordinate the activities, the Company will be required, at its own expense, to pay for the following:

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Annual audit and quarterly review CPA fees.

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Printing and mailing of annual proxy and annual report.  This cost will vary depending on the number of shareholder and quality of printing used.

2.

Term.  The term of this Agreement shall begin on April 1, 2005 and shall continue for a period of twelve (12) months, to be renewed under similar terms if agreed in writing by both parties.

3.

Hold Harmless and Indemnity.  During the term of this Agreement and while the Consultant is acting on behalf of the Company, the Company agrees to hold Consultant harmless and to indemnify Consultant and to provide legal defense for Consultant as to any lawsuit or other action brought against Consultant while acting on behalf of Company.  Notwithstanding the foregoing, Company shall not be liable for indemnifying Consultant against any illegal or fraudulent acts, or acts of gross negligence.

4.       Consideration and Payment.  During the term of this Agreement the

Company shall pay Consultant the sum of $10,000 per month payable in advance on the first of each month, plus any pre-approved expenses incurred on behalf of the Company including but not limited to travel expenses on behalf of the Company.

5.

Non-Disclosure.  Consultant shall not, during the term of this Agreement and for a period of 2 years thereafter, disclose any confidential or proprietary information of the Company to any person, firm, corporation, partnership, association, or other entity (other than to persons in the Company qualified to receive such information) for any reason or purpose whatsoever nor shall Consultant make use of any such confidential or proprietary information for Consultant's purposes or for the benefit of any other person, firm, corporation or other entity except the Company.  For purposes of this Agreement, the term "confidential information" shall mean any and all information which is known to Consultant which relates to the business operations of the Company, including, without limitation, trade secrets, books and records, pricing policies and information which is not known to others, or readily available to others from sources other than the Company and is not in the public domain.

6.

Return of Records.  Upon the expiration of this Agreement, Consultant shall deliver to the Company all records, reports, notes, memoranda and equipment of any nature and all copies thereof relating to the business of the Company that may be in the possession or under the control of Consultant.

7.

Notices.  All notices, requests and other communications which are required or may be given hereunder shall be in writing and shall be delivered personally, or by facsimile, telegram or air courier or sent by registered or certified mail, return receipt requested, postage prepaid and shall be deemed given upon receipt by the party to whom sent, if sent to an address set forth below:

If to Consultant:

Shane Traveller

C/O Javelin Advisory Group, Inc.

43180 Business Park Dr., Suite 202

Temecula, CA 92590

If to Company:

Mark Lopez

C/o Unico Incorporated

8880 Rio San Diego,

San Diego, CA 92108

8.

Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

9.

Governing Law.  This Agreement shall be governed by, interpreted under, construed and enforced in accordance with the laws of the State of California applicable to agreements made and to be performed wholly within the State of California.

10.

Entire Agreement.  The terms of this Agreement are intended by the parties as a final expression of the agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement.

11.

Third Party Rights.  The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

12.

Title and Headings.  Title and headings of any sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

13.

Pronouns.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural.

14.

Further Assurances.  The parties agree to do such further acts and things and to execute and deliver such additional agreements and instruments as the other may reasonably be required to consummate, evidence or confirm.

15.

Assignment.  This Agreement constitutes an agreement for personal services and the rights, duties, and obligations hereunder may not be assigned or delegated by Consultant, and any attempted assignment or delegation by Consultant is void.

16.

Severability.  Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining provisions, which remaining provisions shall remain in force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared that it is the intention of the parties that they would have executed the remaining portion of this Agreement without including any such part, parts, or portions which may, for any reason, be hereafter declared invalid.  If any provision of this Agreement is held invalid or unenforceable with respect to particular circumstances, such provisions shall nevertheless remain in full force and effect in all other circumstances.

17.

Attorneys' Fees.  In any action in connection with the preservation of the rights of any party hereto or the enforcement of or the breach or threatened breach of any term or covenant of this Agreement brought by any party, the prevailing party hereunder shall be entitled to recover from the other party all reasonable attorneys' fees and expenses incurred in connection with such action.

18.

Authority and Execution.  Each person executing this Agreement on behalf of a party hereto represents and warrants that he is duly and validly authorized to do so on behalf of such party, with full right and authority to exercise this Agreement and to bind such party with respect to all of the obligations hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

JAVELIN ADVISORY GROUP, INC.

 UNICO INCORPORATED

By:/s/ Shane H. Traveller

By: /s/ Mark Lopez

      Shane H. Traveller

       Mark Lopez

      Managing Director

       Chief Executive Officer

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